Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-86664) pertaining to the First Financial Bancorp Thrift Plan and Trust of our report dated June 27, 2007, with respect to the financial statements and schedules of the First Financial Bancorp Thrift Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
Cincinnati, OH
June 27, 2007